Exhibit 99.1

DTE Gas Company

Unaudited Consolidated Financial Statements as of and for the Three and Six Months Ended June 30, 2022

DEFINITIONS

AFUDC	Allowance for Funds Used During Construction

ASU	Accounting Standards Update issued by the FASB

Company	DTE Gas Company and any subsidiary companies

Customer Choice	Michigan legislation giving customers the option of retail access to alternative suppliers for natural gas

DTE Energy	DTE Energy Company, directly or indirectly the parent of DTE Electric Company, DTE Gas, and numerous non-utility subsidiaries

DTE Gas	DTE Gas Company (an indirect wholly-owned subsidiary of DTE Energy) and subsidiary companies

EGLE	Michigan Department of Environment, Great Lakes, and Energy, formerly known as Michigan Department of Environmental Quality

EPA	U.S. Environmental Protection Agency

FASB	Financial Accounting Standards Board

FERC	Federal Energy Regulatory Commission

MGP	Manufactured Gas Plant

MPSC	Michigan Public Service Commission

Represented	Employees of DTE Gas covered by collective bargaining agreements

TCJA	Tax Cuts and Jobs Act of 2017, which reduced the corporate Federal income tax rate from 35% to 21%

Topic 606	FASB issued ASU No. 2014-09, Revenue From Contracts with Customers, as amended

VIE	Variable Interest Entity

DTE Gas Company

Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
	(In millions)
Operating Revenues	$356	$261	$1,112	$866

Operating Expenses
Cost of gas	113	43	386	234
Operation and maintenance	138	126	272	255
Depreciation and amortization	46	42	92	85
Taxes other than income	27	25	55	51
	324	236	805	625
Operating Income	32	25	307	241

Other (Income) and Deductions
Interest expense	21	20	42	40
Interest income	(1)	(1)	(4)	(2)
Non-operating retirement benefits, net	(1)	—	(1)	—
Other income	(1)	(3)	(2)	(4)
Other expenses	5	—	8	1
	23	16	43	35
Income Before Income Taxes	9	9	264	206

Income Tax Expense	2	2	62	31

Net Income	$7	$7	$202	$175

See Notes to Consolidated Financial Statements (Unaudited)

DTE Gas Company

Consolidated Statements of Comprehensive Income (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
	(In millions)
Net Income	$7	$7	$202	$175
Other comprehensive income	—	—	—	—
Comprehensive Income	$7	$7	$202	$175

See Notes to Consolidated Financial Statements (Unaudited)

DTE Gas Company

Consolidated Statements of Financial Position (Unaudited)

	June 30,	December 31,
	2022	2021
	(In millions)
ASSETS
Current Assets
Cash and cash equivalents	$—	$1
Accounts receivable (less allowance for doubtful accounts of $39 and $30, respectively)
Customer	185	283
Affiliates	12	24
Other	3	2
Inventories
Gas	28	50
Materials and supplies	27	23
Gas customer choice deferred asset	25	45
Notes receivable
Affiliates	44	—
Other	3	3
Regulatory assets	85	27
Other	8	26
	420	484

Investments	39	44

Property
Property, plant, and equipment	7,137	6,908
Accumulated depreciation and amortization	(1,901)	(1,845)
	5,236	5,063
Other Assets
Regulatory assets	466	498
Notes Receivable
Net investment in lease	37	37
Other	9	9
Prepaid pension costs — affiliates	286	270
Prepaid postretirement costs — affiliates	293	275
Other	16	12
	1,107	1,101
Total Assets	$6,802	$6,692

See Notes to Consolidated Financial Statements (Unaudited)

DTE Gas Company

Consolidated Statements of Financial Position (Unaudited) - Continued

	June 30,	December 31,
	2022	2021
	(In millions, except shares)
LIABILITIES AND SHAREHOLDER'S EQUITY
Current Liabilities
Accounts payable
Affiliates	$19	$29
Other	245	178
Accrued Interest	18	18
Short-term borrowings
Affiliates	—	9
Other	—	210
Current portion of long-term debt	25	—
Gas inventory equalization	75	—
Regulatory liabilities	4	1
Other	53	74
	439	519

Long-Term Debt (net of current portion)	2,031	2,056

Other Liabilities
Deferred income taxes	814	764
Regulatory liabilities	857	873
Asset retirement obligations	182	177
Accrued pension liability — affiliates	32	35
Accrued postretirement liability — affiliates	5	5
Other	27	28
	1,917	1,882
Commitments and Contingencies (Note 9)

Shareholder's Equity
Common stock ($1 par value, 15,100,000 shares authorized, and 10,300,000 shares issued and outstanding for both periods)	1,316	1,256
Retained earnings	1,099	979
Total Shareholder's Equity	2,415	2,235
Total Liabilities and Shareholder's Equity	$6,802	$6,692

See Notes to Consolidated Financial Statements (Unaudited)

DTE Gas Company

Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended
	June 30,
	2022	2021
	(In millions)
Operating Activities
Net Income	$202	$175
Adjustments to reconcile Net Income to Net cash from operating activities:
Depreciation and amortization	92	85
Allowance for equity funds used during construction	(1)	(1)
Deferred income taxes	45	25
Changes in assets and liabilities:
Accounts receivable, net	109	114
Inventories	18	11
Prepaid pension costs — affiliates	(16)	(14)
Prepaid postretirement benefit costs — affiliates	(18)	(16)
Accounts payable	36	17
Gas inventory equalization	75	31
Accrued pension liability — affiliates	(3)	(3)
Regulatory assets and liabilities	(11)	27
Other current and noncurrent assets and liabilities	24	21
Net cash from operating activities	552	472
Investing Activities
Plant and equipment expenditures	(266)	(274)
Notes receivable and other	(45)	(1)
Net cash used for investing activities	(311)	(275)
Financing Activities
Capital contribution by parent company	60	—
Short-term borrowings, net — affiliate	(9)	(123)
Short-term borrowings, net — other	(210)	—
Dividends paid on common stock	(82)	(74)
Other	(1)	—
Net cash used for financing activities	(242)	(197)
Net Decrease in Cash and Cash Equivalents	(1)	—
Cash and Cash Equivalents at Beginning of Period	1	—
Cash and Cash Equivalents at End of Period	$—	$—

Supplemental disclosure of non-cash investing and financing activities
Plant and equipment expenditures in accounts payable	$73	$69

See Notes to Consolidated Financial Statements (Unaudited)

DTE Gas Company

Consolidated Statements of Changes in Shareholder's Equity (Unaudited)

	Common Stock		Additional Paid-in Capital	Retained Earnings
	Shares	Amount			Total
	(Dollars in millions, shares in thousands)
Balance, December 31, 2021	10,300	$10	$1,246	$979	$2,235
Net Income	—	—	—	195	195
Capital contribution by parent company	—	—	60	—	60
Dividends declared on common stock	—	—	—	(40)	(40)
Balance, March 31, 2022	10,300	$10	$1,306	$1,134	$2,450
Net Income	—	—	—	7	7
Dividends declared on common stock	—	—	—	(42)	(42)
Balance, June 30, 2022	10,300	$10	$1,306	$1,099	$2,415

	Common Stock		Additional Paid-in Capital	Retained Earnings
	Shares	Amount			Total
	(Dollars in millions, shares in thousands)
Balance, December 31, 2020	10,300	$10	$1,099	$914	$2,023
Net Income	—	—	—	168	168
Dividends declared on common stock	—	—	—	(37)	(37)
Balance, March 31, 2021	10,300	$10	$1,099	$1,045	$2,154
Net Income	—	—	—	7	7
Dividends declared on common stock	—	—	—	(37)	(37)
Balance, June 30, 2021	10,300	$10	$1,099	$1,015	$2,124

See Notes to Consolidated Financial Statements (Unaudited)

NOTE 1 — ORGANIZATION AND BASIS OF PRESENTATION
Corporate Structure
DTE Gas is a public utility engaged in the purchase, storage, transportation, distribution, and sale of natural gas to approximately 1.3 million customers throughout Michigan and the sale of storage and transportation capacity. The Company is regulated by the MPSC and certain activities are regulated by the FERC. In addition, the Company is regulated by other federal and state regulatory agencies including the EPA and EGLE.
Basis of Presentation
The Consolidated Financial Statements should be read in conjunction with the Notes to Consolidated Financial Statements included in the Company's 2021 Consolidated Financial Statements furnished on Form 8-K.
The accompanying Consolidated Financial Statements are prepared using accounting principles generally accepted in the United States of America. These accounting principles require management to use estimates and assumptions that impact reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. Actual results may differ from the Company's estimates.
The Consolidated Financial Statements are unaudited but, in the Company's opinion include all adjustments necessary to present a fair statement of the results for the interim periods. All adjustments are of a normal recurring nature, except as otherwise disclosed in these Consolidated Financial Statements and Notes to Consolidated Financial Statements. Financial results for this interim period are not necessarily indicative of results that may be expected for any other interim period or for the fiscal year ending December 31, 2022.
Certain prior year balances were reclassified to match the current year's Consolidated Financial Statements presentation.
Principles of Consolidation
The Company consolidates all majority-owned subsidiaries and investments in entities in which it has controlling influence. Non-majority owned investments are accounted for using the equity method when the Company is able to significantly influence the operating policies of the investee. When the Company does not influence the operating policies of an investee, the equity investment is valued at cost minus any impairments, if applicable. The Company eliminates all intercompany balances and transactions.
The Company evaluates whether an entity is a VIE whenever reconsideration events occur. The Company consolidates VIEs for which it is the primary beneficiary. If the Company is not the primary beneficiary and an ownership interest is held, the VIE is accounted for under the equity method of accounting. When assessing the determination of the primary beneficiary, the Company considers all relevant facts and circumstances, including: the power, through voting or similar rights, to direct the activities of the VIE that most significantly impact the VIE's economic performance and the obligation to absorb the expected losses and/or the right to receive the expected returns of the VIE. The Company performs ongoing reassessments of all VIEs to determine if the primary beneficiary status has changed.
The Company holds a variable interest in a natural gas pipeline entity through purchases under a long-term transportation capacity contract. The Company does not have a controlling influence in and does not consolidate the pipeline entity. As of June 30, 2022, the carrying amount of liabilities in the Company's Consolidated Statements of Financial Position that relate to its variable interest under the long-term contract are primarily related to working capital accounts and generally represent the amounts owed by the Company for transportation associated with the current billing cycle under the contract. The Company has not provided any significant form of financial support associated with the long-term contract. There is no material potential exposure to loss as a result of the Company's variable interest through the long-term contract.

DTE Gas Company
Notes to Consolidated Financial Statements (Unaudited) - (Continued)
NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES
Income Taxes
The interim effective tax rates of DTE Gas are as follows:

	Effective Tax Rate
	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
DTE Gas	30%	17%	24%	15%
The tax rates are affected by estimated annual permanent items, including AFUDC equity and other flow-through items, as well as discrete items that may occur in any given period, but are not consistent from period to period.
The 13% increase in the effective tax rate for the three months ended June 30, 2022 and the 9% increase for the six months ended June 30, 2022 were primarily due to lower amortization of the TCJA regulatory liability in 2022.
The Company had income tax receivables with DTE Energy of $4 million and $15 million at June 30, 2022 and December 31, 2021, respectively, which are included in Accounts receivable - Affiliates on the Consolidated Statements of Financial Position.
Allocated Stock-Based Compensation
The Company received an allocation of costs from DTE Energy associated with stock-based compensation of $3 million for the three months ended June 30, 2022 and 2021, while such allocation was $6 million for the six months ended June 30, 2022 and 2021.
Financing Receivables
Financing receivables are primarily composed of trade receivables, notes receivable, and unbilled revenue. The Company's financing receivables are stated at net realizable value.
The Company monitors the credit quality of financing receivables on a regular basis by reviewing credit quality indicators and monitoring for trigger events, such as a credit rating downgrade or bankruptcy. Credit quality indicators include, but are not limited to, ratings by credit agencies where available, collection history, collateral, counterparty financial statements and other internal metrics. Utilizing such data, the Company has determined three internal grades of credit quality. Internal grade 1 includes financing receivables for counterparties where credit rating agencies have ranked the counterparty as investment grade. To the extent credit ratings are not available, the Company utilizes other credit quality indicators to determine the level of risk associated with the financing receivable. Internal grade 1 may include financing receivables for counterparties for which credit rating agencies have ranked the counterparty as below investment grade; however, due to favorable information on other credit quality indicators, the Company has determined the risk level to be similar to that of an investment grade counterparty. Internal grade 2 includes financing receivables for counterparties with limited credit information and those with a higher risk profile based upon credit quality indicators. Internal grade 3 reflects financing receivables for which the counterparties have the greatest level of risk, including those in bankruptcy status.
The following represents the Company's financing receivables by year of origination, classified by internal grade of credit risk. The related credit quality indicators and risk ratings utilized to develop the internal grades have been updated through June 30, 2022.

	Year of Origination
	2022	2021	2020 and Prior	Total
	(In millions)
Notes receivable, internal grade 2	$1	$3	$7	$11
Net investment in leases, internal grade 1(a)	$—	$—	$38	$38
_______________________________________
(a)Current portion included in Current Assets — Notes receivable — Other on the Consolidated Statements of Financial Position.

DTE Gas Company
Notes to Consolidated Financial Statements (Unaudited) - (Continued)
The allowance for doubtful accounts on accounts receivable for the Company is generally calculated using an aging approach that utilizes rates developed in reserve studies. The Company establishes an allowance for uncollectible accounts based on historical losses and management's assessment of existing and future economic conditions, customer trends and other factors. Customer accounts are generally considered delinquent if the amount billed is not received by the due date, which is typically in 21 days, however, factors such as assistance programs may delay aggressive action. The Company generally assesses late payment fees on trade receivables based on past-due terms with customers. Customer accounts are written off when collection efforts have been exhausted. The time period for write-off is 150 days after service has been terminated.
The allowance for doubtful accounts for other receivables is generally calculated based on specific review of probable future collections based on receivable balances generally in excess of 30 days. Existing and future economic conditions, customer trends and other factors are also considered. Receivables are written off on a specific identification basis and determined based upon the specific circumstances of the associated receivable.
Notes receivable are primarily comprised of a finance lease receivable and loans that are included in Notes Receivable on the Consolidated Statements of Financial Position.
Notes receivable are typically considered delinquent when payment is not received for periods ranging from 60 to 120 days. The Company ceases accruing interest (nonaccrual status), considers a note receivable impaired, and establishes an allowance for credit loss when it is probable that all principal and interest amounts due will not be collected in accordance with the contractual terms of the note receivable. In determining the allowance for credit losses for notes receivable, the Company considers the historical payment experience and other factors that are expected to have a specific impact on the counterparty's ability to pay including existing and future economic conditions.
Cash payments received on nonaccrual status notes receivable that do not bring the account contractually current are first applied to the contractually owed past due interest, with any remainder applied to principal. Accrual of interest is generally resumed when the note receivable becomes contractually current.
The following tables present a roll-forward of the activity for the Company's financing receivables credit loss reserves:

	Trade accounts receivable	Other receivables	Total
	(In millions)
Beginning reserve balance, January 1, 2022	$28	$2	$30
Current period provision	15	—	15
Write-offs charged against allowance	(15)	—	(15)
Recoveries of amounts previously written off	9	—	9
Ending reserve balance, June 30, 2022	$37	$2	$39

	Trade accounts receivable	Other receivables	Total
	(In millions)
Beginning reserve balance, January 1, 2021	$30	$2	$32
Current period provision	16	—	16
Write-offs charged against allowance	(42)	—	(42)
Recoveries of amounts previously written off	24	—	24
Ending reserve balance, December 31, 2021	$28	$2	$30
Uncollectible expense is primarily comprised of the current period provision for allowance for doubtful accounts. Uncollectible expense was $5 million and $2 million for the three months ended June 30, 2022 and 2021, respectively, and $16 million and $14 million for the six months ended June 30, 2022 and 2021, respectively.
There are no material amounts of past due financing receivables for the Company as of June 30, 2022.

DTE Gas Company
Notes to Consolidated Financial Statements (Unaudited) - (Continued)
NOTE 3 — NEW ACCOUNTING PRONOUNCEMENTS
Recently Adopted Pronouncements
In July 2021, the FASB issued ASU No. 2021-05, Leases (Topic 842): Lessors – Certain Leases with Variable Lease Payments. The amendments in this update modify lease classification requirements for lessors, providing that lease contracts with variable lease payments that do not depend on a reference index or a rate should be classified as operating leases if they would have been classified as a sales-type or direct financing lease and resulted in the recognition of a selling loss at lease commencement. The Company adopted the ASU effective January 1, 2022 using the prospective approach. The adoption of the ASU did not have a significant impact on the Company's Consolidated Financial Statements.
In October 2021, the FASB issued ASU No. 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers. The amendments in this update require contract assets and contract liabilities acquired in a business combination to be recognized and measured by the acquirer on the acquisition date in accordance with ASC 606, Revenue from Contracts with Customers. Historically, such amounts were recognized by the acquirer at fair value in acquisition accounting. The Company early adopted the ASU effective January 1, 2022, which had no impact on the Company's Consolidated Financial Statements for the current period. The Company will apply the guidance prospectively to any future business combinations.
Recently Issued Pronouncements
In March 2022, the FASB issued ASU No. 2022-02, Financial Instruments – Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures. The amendments in this update eliminate the accounting guidance for troubled debt restructurings by creditors that have adopted the Current Expected Credit Loss ("CECL") model under ASC 326 and enhance the disclosure requirements for loan refinancings and restructurings made with borrowers experiencing financial difficulty. Additionally, the amendments require the disclosure of current-period gross write-offs for financing receivables and net investment in leases by year of origination in the vintage disclosures. The ASU is effective for the Company for fiscal years beginning after December 15, 2022, and interim periods therein. Early adoption is permitted. The Company will apply the guidance prospectively after the effective date.
In June 2022, the FASB issued ASU No. 2022-03, Fair Value Measurement (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions. The amendments in this update clarify that contractual sale restrictions should not be considered when measuring the fair value of equity securities subject to such restrictions. The amendments also require the disclosure of the fair value of such equity securities, the nature and remaining duration of the restrictions, and the circumstances leading to a lapse in the restrictions. The ASU is effective for the Company for fiscal years beginning after December 15, 2023, and interim periods therein. Early adoption is permitted. The Company is currently assessing the impact of this standard on its Consolidated Financial Statements.

NOTE 4 — REVENUE
Disaggregation of Revenue
The following is a summary of disaggregated revenues for the Company:

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(In millions)
Gas sales	$226	$168	$812	$620
End User Transportation	54	48	153	133
Intermediate Transportation	16	17	45	43
Other(a)	60	28	102	70
Total Gas operating revenues(b)	$356	$261	$1,112	$866
_______________________________________
(a)Includes revenue adjustments related to various regulatory mechanisms.
(b)Includes $2 million of Other revenues outside the scope of Topic 606 for the three months ended June 30, 2022 and 2021, and $4 million for the six months ended June 30, 2022 and 2021.

DTE Gas Company
Notes to Consolidated Financial Statements (Unaudited) - (Continued)
Transaction Price Allocated to the Remaining Performance Obligations
In accordance with optional exemptions available under Topic 606, the Company did not disclose the value of unsatisfied performance obligations for (1) contracts with an original expected length of one year or less, (2) with the exception of fixed consideration, contracts for which revenue is recognized at the amount to which the Company has the right to invoice for goods provided and services performed, and (3) contracts for which variable consideration relates entirely to an unsatisfied performance obligation.
Such contracts consist of varying types of performance obligations, including the supply and delivery of energy related products and services. Contracts with variable volumes and/or variable pricing have also been excluded as the related consideration under the contract is variable at inception of the contract. Contract lengths vary from cancellable to multi-year.
The Company expects to recognize revenue for the following amounts related to fixed consideration associated with remaining performance obligations in each of the future periods noted:

(In millions)
2022	$46
2023	92
2024	86
2025	67
2026	55
2027 and thereafter	294
$640

NOTE 5 — REGULATORY MATTERS
2022 Accounting Application
On June 17, 2022, DTE Gas filed a request with the MPSC to accelerate amortization of the regulatory liability for non-plant-related accumulated deferred income tax balances that resulted from the TCJA. DTE Gas is seeking approval to increase amortization up to $20 million during the fourth quarter of 2023, which would fully amortize this portion of the liability by July 2026 instead of April 2029. The accelerated amortization would not impact customer rates and would allow DTE Gas to defer its next rate case filing to no earlier than February 1, 2023. An order from the MPSC is expected by the end of the third quarter 2022.

DTE Gas Company
Notes to Consolidated Financial Statements (Unaudited) - (Continued)
NOTE 6 — FAIR VALUE
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date in a principal or most advantageous market. Fair value is a market-based measurement that is determined based on inputs, which refer broadly to assumptions that market participants use in pricing assets or liabilities. These inputs can be readily observable, market corroborated, or generally unobservable inputs. The Company makes certain assumptions it believes that market participants would use in pricing assets or liabilities, including assumptions about risk, and the risks inherent in the inputs to valuation techniques. Credit risk of the Company and its counterparties is incorporated in the valuation of assets and liabilities through the use of credit reserves, the impact of which was immaterial at June 30, 2022 and December 31, 2021. The Company believes it uses valuation techniques that maximize the use of observable market-based inputs and minimize the use of unobservable inputs.
A fair value hierarchy has been established that prioritizes the inputs to valuation techniques used to measure fair value in three broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). In some cases, the inputs used to measure fair value might fall in different levels of the fair value hierarchy. All assets and liabilities are required to be classified in their entirety based on the lowest level of input that is significant to the fair value measurement in its entirety. Assessing the significance of a particular input may require judgment considering factors specific to the asset or liability and may affect the valuation of the asset or liability and its placement within the fair value hierarchy. The Company classifies fair value balances based on the fair value hierarchy defined as follows:
•Level 1 — Consists of unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access as of the reporting date.
•Level 2 — Consists of inputs other than quoted prices included within Level 1 that are directly observable for the asset or liability or indirectly observable through corroboration with observable market data.
•Level 3 — Consists of unobservable inputs for assets or liabilities whose fair value is estimated based on internally developed models or methodologies using inputs that are generally less readily observable and supported by little, if any, market activity at the measurement date. Unobservable inputs are developed based on the best available information and subject to cost-benefit constraints.
As of June 30, 2022 and December 31, 2021, the Company had $6 million and $5 million of equity securities, respectively, which are recorded at fair value on a recurring basis and classified as Level 1 assets. These assets, which exclude the cash surrender value of life insurance investments, were included in Investments on the Consolidated Statements of Financial Position for both periods.
The following table presents the carrying amount and fair value of financial instruments:

	June 30, 2022				December 31, 2021
	Carrying	Fair Value			Carrying	Fair Value
	Amount	Level 1	Level 2	Level 3	Amount	Level 1	Level 2	Level 3
	(In millions)
Notes receivable — affiliates	$44	$—	$—	$44	$—	$—	$—	$—
Notes receivable — other, excluding lessor finance leases	$11	$—	$—	$11	$11	$—	$—	$11
Short-term borrowings — affiliates	$—	$—	$—	$—	$9	$—	$—	$9
Short-term borrowings — other	$—	$—	$—	$—	$210	$—	$210	$—
Long-term debt(a)	$2,056	$—	$1,002	$905	$2,056	$—	$1,187	$1,058
_______________________________________
(a)Includes debt due within one year. Carrying value also includes unamortized debt discounts and issuance costs.
For further fair value information on financial and derivative instruments, see Note 7 to the Consolidated Financial Statements, "Financial and Other Derivative Instruments."

DTE Gas Company
Notes to Consolidated Financial Statements (Unaudited) - (Continued)
NOTE 7 — FINANCIAL AND OTHER DERIVATIVE INSTRUMENTS
The Company recognizes all derivatives at their fair value as Derivative assets or liabilities on the Consolidated Statements of Financial Position unless they qualify for certain scope exceptions, including the normal purchases and normal sales exception. Further, derivatives that qualify and are designated for hedge accounting are classified as either hedges of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (cash flow hedge); or as hedges of the fair value of a recognized asset or liability or of an unrecognized firm commitment (fair value hedge). For cash flow hedges, the derivative gain or loss is deferred in Accumulated other comprehensive income (loss) and later reclassified into earnings when the underlying transaction occurs. For fair value hedges, changes in fair values for the derivative and hedged item are recognized in earnings each period. For derivatives that do not qualify or are not designated for hedge accounting, changes in fair value are recognized in earnings each period.
The Company's primary market risk exposure is associated with commodity prices, credit, and interest rates. The Company has risk management policies to monitor and manage market risks. The Company purchases, stores, transports, distributes, and sells natural gas, and buys and sells transportation and storage capacity. The Company has fixed-priced contracts for portions of its expected natural gas supply requirements through March 2025. Substantially all of these contracts meet the normal purchases and normal sales exception and are therefore accounted for under the accrual method. Forward transportation and storage contracts are generally not derivatives and are therefore accounted for under the accrual method.

NOTE 8 — SHORT-TERM CREDIT ARRANGEMENTS AND BORROWINGS
The Company has a $300 million unsecured revolving credit agreement that can be used for general corporate borrowings but is intended to provide liquidity support for the Company's commercial paper program. Borrowings under the revolver are available at prevailing short-term interest rates. The facility will expire in April 2026. As of June 30, 2022, the Company did not have any commercial paper or revolver borrowings outstanding.
The unsecured revolving credit agreement requires the Company to maintain a total funded debt to capitalization ratio of no more than 0.65 to 1. In the agreement, "total funded debt" means all indebtedness of the Company and its consolidated subsidiaries, including finance lease obligations, hedge agreements, and guarantees of third parties' debt, but excluding contingent obligations, nonrecourse and junior subordinated debt, and, except for calculations at the end of the second quarter, certain short-term debt. "Capitalization" means the sum of (a) total funded debt plus (b) "consolidated net worth," which is equal to consolidated total equity of the Company and its consolidated subsidiaries (excluding pension effects under certain FASB statements), as determined in accordance with accounting principles generally accepted in the United States of America. At June 30, 2022, the total funded debt to total capitalization ratio for the Company was 0.46 to 1 and was in compliance with this financial covenant.

NOTE 9 — COMMITMENTS AND CONTINGENCIES
Environmental
Contaminated and Other Sites — Prior to the construction of major interstate natural gas pipelines, gas for heating and other uses was manufactured locally from processes involving coal, coke, or oil. The facilities, which produced gas, have been designated as MGP sites. The Company owns or previously owned 14 former MGP sites. Investigations have revealed contamination related to the by-products of gas manufacturing at each site. Cleanup of eight of the MGP sites is complete, and the sites are closed. The Company has also completed partial closure of four additional sites. Cleanup activities associated with the remaining sites will continue over the next several years. The MPSC has established a cost deferral and rate recovery mechanism for investigation and remediation costs incurred at former MGP sites. In addition to the MGP sites, the Company is also in the process of cleaning up other contaminated sites, including gate stations, gas pipeline releases, and underground storage tank locations. As of June 30, 2022 and December 31, 2021, the Company had $24 million accrued for remediation. These costs are not discounted to their present value. Any change in assumptions, such as remediation techniques, nature and extent of contamination, and regulatory requirements, could impact the estimate of remedial action costs for the sites and affect the Company's financial position and cash flows. The Company anticipates the cost amortization methodology approved by the MPSC, which allows for amortization of the MGP costs over a ten-year period beginning with the year subsequent to the year the MGP costs were incurred, will prevent the associated investigation and remediation costs from having a material adverse impact on the Company's results of operations.

DTE Gas Company
Notes to Consolidated Financial Statements (Unaudited) - (Continued)
Guarantees
In certain limited circumstances, the Company enters into contractual guarantees. The Company may guarantee another entity’s obligation in the event it fails to perform and may provide guarantees in certain indemnification agreements. The Company may also provide indirect guarantees for the indebtedness of others.
Labor Contracts
There are several bargaining units for the Company's approximate 1,200 represented employees, which represents 66% of the Company's total employees. None of the represented employees have contracts expiring within one year.
Purchase Commitments
The Company has made certain commitments in connection with 2022 annual capital expenditures that are expected to be approximately $670 million.
Other Contingencies
The Company is involved in certain other legal, regulatory, administrative, and environmental proceedings before various courts, arbitration panels, and governmental agencies concerning claims arising in the ordinary course of business. These proceedings include certain contract disputes, additional environmental reviews and investigations, audits, inquiries from various regulators, and pending judicial matters. The Company cannot predict the final disposition of such proceedings. The Company regularly reviews legal matters and records provisions for claims that it can estimate and are considered probable of loss. The resolution of these pending proceedings is not expected to have a material effect on the Consolidated Financial Statements in the periods they are resolved.
For a discussion of contingencies related to regulatory matters, see Note 5 to the Consolidated Financial Statements, "Regulatory Matters."

NOTE 10 — RETIREMENT BENEFITS AND TRUSTEED ASSETS
The Company participates in various plans that provide defined benefit pension and other postretirement benefits for DTE Energy and its affiliates. The plans are primarily sponsored by DTE Energy's subsidiary, DTE Energy Corporate Services, LLC, and cover substantially all employees of the Company. The Company accounts for its participation in the represented qualified pension plan by applying single-employer accounting. Non-represented participation in qualified pension plans, and non-represented and represented participation in non-qualified pension plans, are accounted for by applying multiemployer accounting. Participation in other postretirement benefit plans is accounted for by applying multiple-employer accounting. Within multiemployer and multiple-employer plans, participants pool plan assets for investment purposes and to reduce the cost of plan administration. The primary difference between plan types is assets contributed in multiemployer plans can be used to provide benefits for all participating employers, while assets contributed within a multiple-employer plan are restricted for use by the contributing employer. Plan participants of all plans are solely DTE Energy and affiliate participants.

DTE Gas Company
Notes to Consolidated Financial Statements (Unaudited) - (Continued)
The following table details the components of net periodic benefit costs (credits) for represented pension benefits and total other postretirement benefits:

	Pension Benefits		Other Postretirement Benefits
	2022	2021	2022	2021
	(In millions)
Three Months Ended June 30,
Service cost	$3	$4	$1	$2
Interest cost	5	6	3	2
Expected return on plan assets	(10)	(10)	(9)	(10)
Amortization of:
Net actuarial loss	3	5	—	2
Prior service credit	—	—	(2)	(1)
Net periodic benefit cost (credit)	$1	$5	$(7)	$(5)

	Pension Benefits		Other Postretirement Benefits
	2022	2021	2022	2021
	(In millions)
Six Months Ended June 30,
Service cost	$6	$8	$3	$4
Interest cost	10	11	6	5
Expected return on plan assets	(20)	(20)	(20)	(20)
Amortization of:
Net actuarial loss	6	10	—	4
Prior service credit	—	—	(3)	(3)
Net periodic benefit cost (credit)	$2	$9	$(14)	$(10)
DTE Energy's subsidiaries accounted for under multiemployer guidance are responsible for their share of qualified and non-qualified pension benefit costs. The Company's allocated portion of pension benefit costs for non-represented plans included in capital expenditures and regulatory liabilities were credits of $5 million and $1 million for the three months ended June 30, 2022 and 2021, respectively, and $9 million and $2 million for the six months ended June 30, 2022 and 2021, respectively. These amounts include recognized contractual termination benefit charges, curtailment gains, and settlement charges.
Pension and Other Postretirement Contributions
The Company is not expecting to make any contributions to the represented or non-represented qualified pension plans or postretirement benefit plans in 2022. Plans may be updated at the discretion of management and depending on economic and financial market conditions. In addition, the Company anticipates transferring up to $50 million from its non-represented qualified plans to DTE Electric during 2022.